Deloitte.

Deloitte & Touche LLP
Suite 3300
1100 Walnut Street
Kansas City, MO 64106-2129
USA

Tel: +1 816 474 6180
www.deloitte.com

January 30, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Great Plains Energy Incorporated's Form 8-K dated January 27, 2014, and have the following comments:

1. We agree with the statements made in the first, third, fourth, and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second and sixth paragraphs.

Yours truly,

Deloitte & Touche LLP